Exhibit 10.27

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City

California 94063

U.S.A.

June 16, 2009

John Giere

Re: Offer of Employment

Dear John:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Senior Vice President, Product and Marketing, You will report to Ken Denman, CEO and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave. This offer is contingent upon the positive confirmation of the information you have provided in your resume, a successful background check and references.

1. Commencement of Employment with Company.

Your employment will commence on July 8, 2009.

2. Base Compensation.

Your annual base salary will be USD $300,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for a bi-annual incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each six month period which shall be 90% of your base salary actually earned for the six month performance period (i.e., $135,000.00 based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as prorated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

4. Sign-on Bonus

You will receive a $25,000.00 sign-on bonus. Should your employment with Openwave terminate for any reason other than an Involuntary Termination as defined in Addendum E or a reduction in force within your first twelve (12) months of employment, you agree to pay back the bonus on a prorated basis, with pro-ration based upon the number of months of your service with the company.

5. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting following your employment commencement date, you will be granted an option to purchase 325,000 shares of Common Stock (the “Option”). The Option shall have an exercise

June 25, 2009

price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee in accordance with the terms of Openwave’s 2006 Stock Incentive Plan). The vesting commencement date will be your employment commencement date. The option will vest monthly over a period of 4 years contingent upon continued employment on the applicable vesting date. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

6. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

7. Relocation.

Openwave cover reasonable expenses and will assist you in your relocation to the Redwood City area as per the Company’s Relocation Policy and per the terms referenced in a letter to you from Meg Makalou on June 25, 2009. You must relocate to the Redwood City area no later than November 30, 2009. Please contact Alyssa Wagner at 650.480.4532 to learn more about your relocation assistance package.

8. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company.

9. US Work Authorization

Your employment will commence on July 8, 2009, or on the first available date following your providing to Company proof of your eligibility to work in the United States.

10. Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy and as consistent with applicable law. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the at will nature of your employment relationship with the Company.

11. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Code of Conduct and Ethics

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

June 25, 2009

12. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

13. Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Please review these terms to make sure they are consistent with your understanding. Please sign one copy and return, no later than June 19, 2009. Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

Ken Denman
Chief Executive Officer

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ John Giere	Date:	6/29/09
John Giere

June 25, 2009

Addendum A – Employment Requirements

1. By signing below you agree to the terms set forth in this Addendum A – Employment Requirements and the Appendix 1 attached to the Addendum A, the Confidential Information and Inventions Assignment Agreement.

2. EQUIPMENT: Openwave will provide you with necessary equipment to successfully complete your job responsibilities. This equipment will be held as property of the company and must be returned upon your termination of employment with Openwave.

3. WORKING ENVIRONMENT: Openwave is committed to providing a drug/alcohol and smoke free working environment for its employees. Additionally, in accordance with the Americans with Disabilities Act (ADA) we will provide disabled employees with any reasonable accommodations necessary. If you require any accommodations please contact the Director, Human Resources as soon as possible.

4. EXCLUSIVITY OF SERVICE: You are required to devote your full time, attention, and abilities to your job duties during working hours, and to act in the best interests of the Company at all times. You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organization where this is, or is likely to be, in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 5% of any class of securities in any company that is quoted on a recognized Stock Exchange.

5. RECEIPTS OF PAYMENTS AND BENEFITS FROM THIRD PARTIES: Subject to any written regulations issued by the Company which may be applicable, neither you nor any member of your family, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect to any business transacted (whether or not by you) by or on behalf of the Company. If you, any member of your family or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit, you will forthwith account to the Company for the amount received or the value of the benefit so obtained.

6. WARRANTY AND UNDERTAKING: You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, for the benefit of Company in accordance with the terms and conditions of the offer of employment.

7. PERFORMANCE OF DUTIES. You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties, which are not reasonably within your capabilities. The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any subsidiary of Company where such duties or services are of a similar status to or consistent with your position with the Company

8. AT WILL EMPLOYMENT. Employment with Openwave is for no specific period of time. As a result, either you or Openwave may terminate your employment at any time for any reason, with or without cause. This is the full and complete agreement between you and the company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

9. LEGAL RIGHT TO WORK. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Original documentation must be provided to us on or before your start date, or our employment relationship with you may be terminated. A list of such documents can be found on the back of the Employment Eligibility Form (l-9) form included with this offer.

June 25, 2009

10. CONFIDENTIAL INFORMATION. Openwave’s proprietary rights and confidential information are the company’s most important assets. We will therefore ask that you sign, as a condition to your employment, the Company’s Confidential Information and Inventions Assignment Agreement. We impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations to your former employers.

11. HOURS OF WORK. There are no normal working hours for this employment, you are required to work at such times and for such periods as are necessary for the efficient discharge of your duties, and shall devote all of your time and attention during such working hours to the discharge of your duties

12. PREVIOUS AGREEMENTS. This letter cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This letter with the identified Attachments is the entire agreement between you and the Company regarding the terms upon which you are employed by Company.

13. PROVISIONS. The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

Acknowledged:	/s/ John Giere	Date:	6/29/09
John Giere

June 25, 2009

Addendum B

OPENWAVE SYSTEMS INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT (“CIIA Agreement”)

As a condition of my becoming employed (or my employment being continued) by Openwave Systems Inc. a Delaware corporation or any of its other current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause and with or without advance notice. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company’s Chief Executive Officer, any Confidential Information of the Company. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” is the property of the Company and means any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s employees, contractors, and any other service providers of the Company; and (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party. I understand that Confidential Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the information involved.

(b) Former Employer Information. I represent that my employment by the Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by the Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by the Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited and authorized purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

June 25, 2009

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary unless regulated otherwise by the mandatory law of the state of California, USA.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

June 25, 2009

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under Section 2870 of the California Labor Code which states:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

4. Returning Company Property. I agree that, at the time of termination of my Relationship with the Company or at any time during my Relationship when requested by the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all computers, storage devices, communication devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, or any other documents or property (including any property containing the Company’s Confidential Information), or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and/or owned by the Company, including without limitation computers; computer networks; back-up tapes; disks and other storage media; and desks, filing cabinets or other work areas are subject to inspection by Company personnel at any time with or without further consent or further notice. I agree that I have no expectation of privacy in any such property. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer, and/or entity with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, following termination of my Relationship with the Company for any reason, with or without cause, I shall not use the Company’s trade secrets to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

June 25, 2009

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability, Successors and Assigns and Survival. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d) Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

(d) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

Openwave Systems Inc.
Employee

By:	/s/ Meg Makalou	By:	/s/ John Giere

Print Name:	Meg Makalou	Name:	John Giere

Date:	10/22/09	Date:	6/29/09

Address:	2100 Seaport Boulevard Redwood City CA, 94063	Address:	834 Standish Ave Westfield, NJ 07090

June 25, 2009

EXHIBIT A to CIIA Agreement

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Number or Brief Description

 X  No inventions or Improvements

      Additional Sheets Attached

Signature of Employee:	/s/ John P. Gierre

Date:	6/29/09

June 25, 2009

EXHIBIT B to CIIA Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any computers, storage devices, communication devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, or any other documents or property (including any property containing the Company’s Confidential Information), or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me (the “CIIA”), including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by the CIIA.

I further agree that, in compliance with the CIIA, I will not use or disclose any Confidential Information (as that term is defined in the CIIA).

I further agree that as required by the CIIA, for a period of twelve (12) months immediately following the termination of my employment with the Company, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not use the Company’s trade secrets to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

Date:	6/29/09

(NO SIGNATURE REQUIRED)
(Employee’s Signature)

/s/ John Giere
John Giere

June 25, 2009

Addendum C

OPENWAVE SYSTEMS INC.

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Openwave’s Securities

This Policy provides guidelines to employees, consultants, contractors, officers and directors of Openwave Systems Inc. and its subsidiaries (including its subsidiaries, “Openwave”) with respect to transactions in Openwave’s securities.

Applicability of Policy

This Policy applies to all transactions in Openwave’s securities, including common stock, options for common stock and any other securities Openwave may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to Openwave’s stock, whether or not issued by Openwave, such as exchange-traded options. It applies to all officers of Openwave, all members of its Board of Directors, and all employees of, and consultants and contractors to, Openwave, if any, who receive or have access to Material Nonpublic Information (as defined below) regarding Openwave. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding Openwave is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of Openwave to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Openwave’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial results

•	Projections of future earnings or losses

•	News of a pending or proposed merger

•	News of the disposition of a subsidiary

•	Impending bankruptcy or financial liquidity problems

•	Gain or loss of a substantial customer or supplier

•	Changes in dividend policy

•	New product announcements of a significant nature

•	Significant product defects or modifications

June 25, 2009

•	Significant pricing changes

•	Stock splits

•	New equity or debt offerings

•	Acquisitions

•	Significant litigation exposure due to actual or threatened litigation

•	Major changes in senior management

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, Openwave, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of Openwave’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning Openwave, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2. Tipping. No Insider shall disclose Material Nonpublic Information (commonly referred to as “tipping”) to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Openwave’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to Openwave is the property of Openwave and the unauthorized disclosure of such information is forbidden.

4. Shorting. Openwave does not believe it is appropriate for the members of its Board of Directors, officers, employees, consultants or contractors, or members of their immediate family, to financially speculate on a decline in Openwave’s stock price or to profit from such a decline. Therefore, no directors, officer or employee of, or consultant or contractor to, Openwave, and no member of the immediate family or household of any such person, may ever make a short sale of Openwave’s stock, or an equivalent transaction, such as, without limitation, selling put options, or buying or selling any options, futures, or derivatives that would increase in value upon a decline in Openwave’s stock price regardless of the purpose of such transaction (example, for hedging, tax planning, etc.).

5. Trading Window. The period beginning on the first day of the last month of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in Openwave’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, Openwave requires that (a) all directors, officers, employees, consultants, and contractors refrain from conducting transactions involving the purchase or sale of Openwave’s securities commencing at the commencement of business five Trading Days preceding the announced date for public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of business on the second Trading Day following the actual date of public disclosure of such financial results (the “company-wide trading blackout period”); and (b) the directors, officers and employees and others described or named on “Attachment A” refrain from conducting transactions involving the purchase or sale of Openwave’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of business on the last day of the second month of the next fiscal quarter. The safest period for trading in Openwave’s securities, assuming the absence of Material Nonpublic Information, is probably the first ten days of the trading window.

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From time to time, Openwave may also recommend that directors, officers, selected employees and others suspend trading because of developments known to Openwave and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of Openwave’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning Openwave should not engage in any transactions in Openwave’s securities until such information has been known publicly for at least two Trading Days, whether or not Openwave has recommended a suspension of trading to that person. Trading in Openwave’s securities during the trading window should not be considered a “safe harbor,” and all members of its Board of Directors, officers and other persons should use good judgment at all times.

6. Preclearance of Trades. Openwave has determined that all members of the Board of Directors, executive officers, vice presidents, and all employees (who are described or named on Attachment A) of Openwave must refrain from trading in Openwave’s securities, even during the trading window, without first complying with Openwave’s “pre-clearance” process. Each of such officers and members of the Board of Directors is required to contact Openwave’s Compliance Officer or such officer’s designee prior to commencing any trade in Openwave’s securities. Openwave may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than and in addition to officers and members of the Board of Directors.

7. Individual Responsibility. Every member of Openwave’s Board of Directors, officer, employee, consultant, and contractor: (a) has the individual responsibility to comply with this Policy against insider trading, regardless of whether Openwave has recommended a trading window to that Insider or any other Insiders of Openwave; and (b) is required to comply with the restrictions of this Insider Trading Policy, and in addition, exercise appropriate judgment in connection with any trade in Openwave’s securities, regardless of whether such trade is specifically prohibited by this policy.

An Insider may, from time to time, have to forego a proposed transaction in Openwave’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in Openwave’s securities at a time when they have knowledge of nonpublic information regarding Openwave.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding Openwave or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Openwave’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of Openwave who violate this Policy, or any aspect of it, shall also be subject to disciplinary action by Openwave, which may include ineligibility for future participation in Openwave’s equity incentive plans or termination of employment.

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Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies, including Openwave’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Openwave. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Openwave’s Business Partners. All employees should treat Material Nonpublic Information about Openwave’s Business Partners with the same care required with respect to information related directly to Openwave.

Certain Exceptions

For purposes of this Policy, Openwave considers that the exercise of stock options under Openwave’s stock option plans (including, if done in accordance with the terms of such plans, exercise for cash or exercise by surrendering shares) or the purchase of shares under Openwave’s employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is Openwave itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Information - Directors and Officers

Members of the Board of Directors and executive officers of Openwave must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell any of Openwave’s securities within a six-month period must disgorge all profits to Openwave whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under Openwave’s option plans, nor the exercise of that option, nor the receipt of stock under Openwave’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of Openwave’s stock, or an equivalent transaction, such as selling put options. Openwave has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy Openwave’s General Counsel, Bruce Posey, or Associate General Counsel, Elizabeth Rushforth.

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ATTACHMENT A

1.	All Section 16 Officers and Directors.

The following persons (Section 16 officers and members of the board of directors) are subject to the restrictions applicable to those listed on this Attachment and to Section 16 of the Securities Exchange Act of 1934.

Directors:

Robin Abrams

Gerald Held

Patrick Jones

Charles Levine

William Morrow

David Nagel

Officers:

Kenneth Denman

Martin McKendry

Alan Park

Bruce Posey

Karen Willem

2.	Employees with titles of Vice Presidents and above.

All employees holding employment classifications of General Manager, Vice President, or higher, who are not included in Category #1, above.

3.	Employees with regular access to material non-public information.

All employees who have regular access to material, non-public information, who are not included in Categories #1 or #2, above. For clarity, such employees are listed below, as updated from time to time.

Agueros, Mike	Donaldson, David	Johnson, Drew
Aguirre, Jesse	Downing, Guadalupe	Kandakuri, Somu
Aube, William	Drennan, Mark	Kerr, David
Ayroso, Jason	Dyer, Lesley	Lachance, Matthieu
Barnes, Bill	Estevez, Eldris	Lee, Harlan
Bellemare, Michel	Fanai, Susan	Liming, Dean
Ben Bleichman	Ferreira, Rani	Liu, Lori
Bieber, Peter	Finean, Rob	Lowdon, Jan
Brown, Jack Scott	Foley, Joan	Makalou, Meg
Dang Hulbert, Erin	Gan, Delphine	Mayank, Malik
Daughenbaugh, Kristina	Goswami, Christian	McNamera, Neal
Davies, Stewart	Hanover, Laurie	Mendek, James
Dayaldasani, Varsha	Herrera, Vikki	Mendoza, Raphael
De Jong, Alfonsus	Hotter, Jeffrey	Misola, Joy
Donald, Daryl	Iyer, Sriram	Morioka, Yosuke

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Nancy Robbins

Pitamber, Mayur

Poole, David

Powell, Brian S.

Rao, Rathna

Renton, David

Rinkel, John

Rogers, Michael

Rushforth, Elizabeth

Samsioe, Anette

Smith, Adriana

Soriano, Sandi

Springer, Mary

Szukalski, Cathy

Takahashi, Hitomi

Tamura, Alfredo

Tom, Evelyn

Tomarat, Dilokpol (Dean)

Veerman, Nanda

Wallerstein, Stephen

Ward, Stephanie

Wills, Fergus

Winkelmann, Dave

Yoo, Paul

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ATTACHMENT B

ACKNOWLEDGMENT

The undersigned certifies that he or she has read, understands and agrees to comply with the Openwave Systems Inc’s Insider Trading Policy. The undersigned agrees that he or she will be subject to sanctions imposed by Openwave, in its discretion for violation of Openwave’s policy, and that Openwave may give stop-transfer and other instructions to Openwave’s transfer agent against the transfer or Openwave’s securities by the undersigned in a transaction that Openwave considers to be in contravention of its Policy. The undersigned acknowledges that one of the sanctions to which he or she may be subject as a result of violating Openwave’s policy is termination of employment.

Dated:	6/24/09	Signature:	/s/ John Giere

		Printed Name:	John Giere

June 25, 2009

Addendum D

CODE OF CONDUCT AND ETHICS

Introduction

We are committed to maintaining the highest standards of business conduct and ethics. This Code of Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and board director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, members of our board of directors.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Openwave. The compliance environment within each supervisor’s assigned area of responsibility will be considered in evaluating the quality of that individual’s performance. Adherence to the Code, and Its procedures, is a pre-requisite to continued employment with Openwave. Nothing in the Code alters the at-will employment policy of Openwave, as applicable, to all United States employees.

The Code addresses conduct that is particularly important to proper dealings with the people and entities with which we interact, but reflects only a part of our commitment to proper business conduct and ethics. From time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.

Action by members of your immediate family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve Openwave business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 11 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 11. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

1.	Honest and Ethical Conduct

It is the policy of Openwave to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Openwave depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

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2.	Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. We expect you to read, understand and comply with our policies regarding compliance with laws, including our policy against insider trading. While we do not expect you to memorize every detail of the laws, rules and regulations applicable to us, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor, the General Counsel or the Associate General Counsel.

Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Openwave, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal obligations.

3.	International Business Laws

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all of our activities outside the U.S., include:

•

The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

•

U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Cuba, Iran, Syria, North Korea and Myanmar (formerly Burma)) or specific companies or individuals;

•

Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S. or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied persons or denied entities;

•

Anti-boycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person; and

•

The Immigration Reform and Control Act of 1986 and other laws concerning immigration and the hiring of legally documented workers. Openwave recognizes that foreign nationals may be a valuable source of key talent, but that not all foreign nationals are authorized to work for Openwave immediately. In some cases, it may be necessary to obtain a required work authorization from the U.S. Department of Homeland Security or similar government agency in our overseas locations prior to a foreign national working as an employee of the Company

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

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4.	Conflicts of Interest

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Openwave. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of Openwave. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below. If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or a member of the board of directors of Openwave, you should discuss the matter with your supervisor, the General Counsel or the Associate General Counsel, as further described in Section 11. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the General Counsel and providing the General Counsel with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the General Counsel. Officers and members of the board of directors may seek authorizations and determinations from the Audit Committee.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

•

Employment by (including consulting for) or service on the board of a competitor, customer, supplier or other service provider. From time to time, members of the board of directors and employees of Openwave may wish to serve on the board of directors of companies which are customers, suppliers or other service providers of Openwave. Often times such service could be in the interests of Openwave. However, to help assure that any taint of a potential conflict of interest is removed from such service, each director or employee that desires to join the board of a customer, supplier or other service provider will: (i) provide a reasonably detailed description of such service to be performed and the potential benefits to Openwave of such service and (ii) obtain approval of the majority of the disinterested directors. Of course, any activity that enhances or supports the position of a competitor to the detriment of Openwave is prohibited, including (without limitation) employment by or service on the board of a competitor.

•

Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment, the nature of the relationship between the other entity and Openwave, the employee’s access to confidential information and the employee’s ability to influence Openwave decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•

Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 7 for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•

Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or board director will be publicly disclosed as required by applicable laws and regulations.

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•

Exercising supervisory or other authority on behalf of Openwave over a co-worker who is also a family member. The employee’s supervisor and/or the General Counsel will consult with the Human Resources department to assess the advisability of reassignment.

•

Loans to or guarantees of obligations of employees or their family members by Openwave could be Improper. Such loans could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law may require that the Openwave board of directors approve certain loans and guarantees.

•

Outside Employment. It is a conflict of interest to engage in any business outside of Openwave if it could interfere with your performance at Openwave or require you to use Openwave confidential information, property or systems, especially if you are performing work for, or providing services to, an actual or potential competitor, customer or supplier of Openwave.

•

Invention, Books and Publications. Employees must obtain approval before developing, outside of Openwave, any products, software or intellectual property that is or may be related to Openwave’s current or potential business.

5.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results, customer contracts, or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•

no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets may be maintained for any purpose, in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Openwave that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•

no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

June 25, 2009

•

all employees must cooperate fully with investigations, audits and inquiries to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete and timely filed; and

•

no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with our internal auditors or the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the General Counsel, the Audit Committee or one of the other compliance resources described in Section 11.

6.	Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the General Counsel, as further described in Section 11.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the US Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities. Each employee should endeavor to respect the rights of and deal fairly with Openwave’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

7.	Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from the General Counsel or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than an amount that would, or could give the appearance that it could, cause

June 25, 2009

you to put your interests before those of Openwave, (b) in cash, (c) susceptible to being reasonably construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Under some statutes, such as the Foreign Corrupt Practices Act (further described in Section 3 above), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the General Counsel any proposed entertainment or gifts if you are uncertain about their appropriateness and review the Openwave FCPA Policy.

8.	Protection and Proper Use of Company Assets

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment and buildings, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted, so long as such use does not interfere with the employee’s productivity or violate any other Company policy. You may not, however, use our corporate name, any brand name or trademark owned or associated with Openwave or any letterhead stationery for any personal purpose.

9.	Confidentiality

One of our most important assets is our confidential information. As an employee of Openwave, you may learn of information about Openwave that is confidential and proprietary. You also may learn of information before it is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. You agree at all times during the term of your relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company’s Chief Executive Officer, any confidential information of the Company. You further agree not to make copies of such confidential information except as authorized by the Company. You understand that “confidential information” is the property of the Company and means any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s employees, contractors and any other service providers of the Company; and (d) the existence of any business discussions, negotiations or agreements between the Company and any third party. You understand that confidential information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the information involved.

You recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited and authorized purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company’s agreement with such third party.

You are expected to keep confidential information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management). Every employee has a duty to refrain from improperly disclosing to any person confidential information about us or any other company learned in the

June 25, 2009

course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential information with outsiders and even with other Openwave employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business or prospects on the Internet is prohibited. You may not discuss our business or prospects in any ‘chat room,” “blog,” instant message or similar discussion forum, regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within Openwave, such as cafeterias. All Openwave emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Openwave, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.

10.	Waivers

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by the rules of Nasdaq, a committee of the Board of Directors and will be disclosed to stockholders as required by applicable laws, rules and regulations.

11.	Compliance Standards and Procedures

Compliance Resources

To facilitate compliance with this Code, the General Counsel is a person to whom you can address any questions or concerns. The General Counsel, Bruce Posey, can be reached at extension 5320 or via email at bposey@openwave.com. In addition to fielding questions or concerns with respect to potential violations of this Code, the General Counsel is responsible for:

•	investigating possible violations of the Code;

•	conducting periodic training sessions to refresh employees’ familiarity with the Code;

•	distributing copies of the Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

•

updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Openwave operations and in recognized best practices, and to reflect Openwave experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the General Counsel.

June 25, 2009

Employees must read Openwave’s Employee Complaint Procedures for Accounting and Auditing Matters (“Whistleblower Complaint Procedures”), which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

Clarifying Questions and Concerns; Reporting Possible Violations; Protection Against Retaliation

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the General Counsel; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the person(s) involved and the time of the violation. Whether you choose to speak with your supervisor or the General Counsel, you should do so without fear of any form of retaliation for any report of a possible violation of the Code made in good faith. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment. Please note, however, that any report of a possible violation must be made in good faith. If you make a report of a possible violation without a good faith belief that a violation of the Code may have occurred, then you will not be protected against retaliation, and may be subject to disciplinary action.

Process for Determining Violations; Enforcement Mechanism

Supervisors must promptly report any complaints or observations of Code violations to the General Counsel. If you believe your supervisor has not taken appropriate action, you should contact the General Counsel directly. The General Counsel will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the General Counsel. Your cooperation in the investigation will be expected. As needed, the General Counsel will consult with the Human Resources department, Internal Audit department and/or the Audit Committee of the Board of Directors. It is our policy to employ a fair process by which to determine violations of the Code. This process includes:

a.	Collection of reported possible Code violations in the manner noted above;

b.	Development of a clear statement of the reported possible Code violation(s);

c.	Development of a clear statement as to the events and circumstances surrounding the reported possible Code violation(s);

d.	Development of a questionnaire from which to interview individuals that may have knowledge regarding the reported possible Code violation(s);

e.	Collection of any materials that may support the reported possible Code violation(s);

f.	Compilation of a formal report, including all interview notes, collected materials and analyses of the information gathered during the investigation process; and

g.	Submission of the formal report directly to the General Counsel for examination and disposition.

If any investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.

June 25, 2009

Appropriate action may also be taken to deter any future Code violations. Disciplinary action can include, but not be limited to, one or more of any of the following, depending on the severity of the Code violation, the history of past Code violations (if any), and any other factors that would normally be considered by Openwave when determining disciplinary action of an employee in connection with a violation of any of Openwave’s other company policies:

1.	Possible verbal warning to the employee;

2.	Possible written warning to the employee;

3.	Possible termination of the employee (this is mandatory for any employee who has violated a law); or

4.	Possible appropriate legal action against the employee.

June 25, 2009

Addendum E

DEFINITIONS OF INVOLUNTARY TERMINATION AND CAUSE

For purposes of this Agreement, “Involuntary Termination” means the Company’s termination of the Employee’s employment, which termination is not effected for Cause, or any actual or purported termination effected by the Company for Cause when no Cause exists. “Involuntary Termination” also means the Employee’s resignation from the Company within 3 months after the occurrence of any of the following events: (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority, responsibilities, job title, or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by the Company of ten percent (10%) or more in the base salary of the Employee as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other executives of the Company); (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other executives of the Company); (v) the relocation of the Employee to a facility or a location more than twenty five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) the failure of the Company to obtain the assumption of this Agreement by any successors to the Company; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. Provided, however, that in each case, the Employee’s resignation shall not be an Involuntary Termination under this provision unless (X) the Employee provides the Company’s General Counsel with written notice of the applicable event or circumstance within 30 days after the Employee first has knowledge of it, which notice specifically identifies the event or circumstance that the Employee believes constitutes grounds for an Involuntary Termination, and (Y) the Company fails to correct the event or circumstance so identified within 30 days after receipt of such notice

For purposes of this Agreement, a termination “for Cause” occurs if the Employee is terminated for any of the following reasons: (i) theft, dishonesty, misconduct, or falsification of any employment or Employer records; (ii) improper disclosure of the Employer’s confidential or proprietary information: (iii) any action by the Employee which as a material detrimental effect on the Employer’s reputation or business as reasonably determined by the Company; (iv) the Employee’s failure or inability to perform any reasonably assigned duties; (v) the Employee’s violation of any Company policy; (vi) the Employee’s conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under this Agreement; or (vii) the Employee’s breach of any agreement with the Employer, including this Agreement.

June 25, 2009

ADDENDUM F

OPENWAVE SYSTEMS INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between John Giere (the “Employee”) and Openwave Systems Inc , a Delaware corporation (the “Company”), effective as of July 8, 2009 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments or vesting acceleration with respect to options, restricted stock or other compensatory stock-based awards upon a change of control of the ownership of the Company, with this Agreement which is now the Company’s standard form of agreement with its officers with respect to this subject matter.

E. The benefits which are provided by virtue of this Agreement are in consideration of the Employee’s future execution of an agreement to certain terms, including a release of all claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company substantially in the form attached hereto Exhibit A of this Agreement (the “Separation and Mutual Release Agreement).

In addition to such vesting acceleration, on the date that such acceleration occurs, the Employee shall receive the following payments and benefits; provided, however, that it is the intention of the parties that the payments described in Section 3(a)(i) shall be made not later than March 15 of the calendar year after the Involuntary Termination occurs, and, if not made by such date, because of the Employee’s failure to deliver an effective release of claims to the Company on or before March 8, the Employee shall be subject to the six-month delay described in Section 8(f) if applicable:

(i) A lump sum cash payment equal to the Employee’s then current annual base salary and target annual bonus multiplied by the factor specified below (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company. The factor to be applied to the lump sum payment above shall be two (2) if the Employee is the Chief Executive Officer, one and one-half (1.5) if the Employee is the General Counsel or a member of E-Staff, and one (1) in all other cases; in each ease measured as of the date of the event constituting or giving rise to the occurrence of an Involuntary Termination. For example, if the Employee is a member of E-Staff, then the lump sum cash payment shall be equal to one and one-half times the amount equal to the Employee’s annual base salary plus target annual bonus.

(ii) At the Company’s expense, the Company will continue to provide Employee, and eligible dependents or other qualified beneficiaries of Employee, with medical, dental and vision insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) eighteen (18) months if the Employee is the Chief Executive Officer, the General Counsel or a member of E-Staff, and twelve (12) months in all other cases, provided that the Employee completes and timely files all necessary COBRA election documentation which will be sent to Employee after the last day of employment. After the periods specified in this Section 3 (a)(ii), if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

(b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which is not an Involuntary Termination) or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the terms of the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

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unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated lawful written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee)

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’

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otherwise to. 411 or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	MISCELLANEOUS.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the internal laws of the State of California. Both Employee and the Company hereby agree to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to this Agreement. Employee further agrees that service upon Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee’s address as last appearing on the records of the Company or by personal service on Employee.

(c) Counterparts; Facsimile. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

(d) Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

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EXHIBIT A

DO NOT SIGN BELOW UNLESS AND UNTIL OPENWAVE SYSTEMS INC. HAS ADVISED YOU THAT YOU ARE ELIGIBLE FOR A SEVERANCE PAYMENT PURSUANT TO THE TERMS OF YOUR CHANGE OF CONTROL SEVERANCE AGREEMENT.

RELEASE OF CLAIMS

1. In exchange for the severance payment and other benefits described in Section 3 of my Change of Control Severance Agreement with Openwave Systems Inc. (the “Company”), I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers; employees, agents, attorneys; insurers, legal successors and assigns, from any and all claims; actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that I may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

Employee

OPENWAVE SYSTEMS INC.

Dated:	, 20	By:
Its: